EXHIBIT 99.1
Blue Hills Bancorp, Inc. Announces Fourth Quarter and Full Year 2014 Earnings
NORWOOD, Mass.--(BUSINESS WIRE)—Blue Hills Bancorp, Inc. (the “Company” or "Blue Hills Bancorp") (NASDAQ: BHBK), the parent of Blue Hills Bank (the "Bank"), today announced net income, excluding certain nonrecurring items, of $2,563,000 for the fourth quarter of 2014 compared to net income of $836,000 for the third quarter of 2014 and net income of $844,000 for the fourth quarter of 2013. The fourth quarter of 2014 represents Blue Hills Bancorp's first full quarter as a publicly traded company and diluted earnings per share for the quarter on this basis was $0.10.

For the year ended December 31, 2014, net income excluding certain nonrecurring items, was $4,595,000 versus net income of $2,404,000 for the year ended December 31, 2013.

The following nonrecurring items were excluded from the results discussed above (see page 15 for more details):

•	Pre-tax gains of $182,000 for the year and quarter ended December 31, 2014 and $1,872,000 for the year ended December 31, 2013 related to death benefits received on bank-owned life insurance.

•
A pre-tax expense of $7,000,000 for the year ended December 31, 2014 and quarter ended September 30, 2014 related to the Company's funding of a new charitable foundation at the time of the mutual to stock conversion that was completed on July 21, 2014.

•
A pre-tax pension curtailment gain of $1,304,000 for the year ended December 31, 2014 and quarter ended September 30, 2014 related to the Company's decision to freeze its defined benefit pension plan as of October 31, 2014.

•
Pre-tax expenses of $869,000 for year ended December 31, 2014, $51,000 for the quarter ended September 30, 2014, and $184,000 for the year and quarter ended December 31, 2013 related to the Company's mutual to stock conversion.

•
Pre-tax expenses of $950,000 for the year ended December 31, 2014, $2,000 for the quarter ended September 30, 2014, $583,000 for the year ended December 31, 2013 and $350,000 for the quarter ended December 31, 2013 related to the January 2014 Nantucket Bank acquisition.

•	A pre-tax expense of $1,677,000 for the year and quarter ended December 31, 2013 related to the restructuring of incentive and benefit plans.

On a GAAP basis, which includes the nonrecurring items discussed above, the Company reported net income of $2,745,000 for the quarter ended December 31, 2014, a net loss of $2,958,000 for the quarter ended September 30, 2014, and a net loss of $615,000 for the quarter ended December 31, 2013. Diluted earnings per share on a GAAP basis for the fourth quarter of 2014 was $0.10. On a GAAP basis, the Company reported a net loss of $183,000 for the year ended December 31, 2014 and net income of $2,663,000 for the year ended December 31, 2013.

2014 HIGHLIGHTS

•
Successfully completed the mutual to stock conversion in July. The Company sold 27,772,500 shares of common stock, representing the adjusted maximum of the offering range, at $10.00 per share, for gross offering proceeds of $277,725,000, including the sale of 2,277,345 shares to the employee stock ownership plan. Additionally, 694,313 shares of Company common stock and $57,000 in cash were contributed to the Blue Hills Bank Foundation in connection with the conversion and offering.

•
Acquired Nantucket Bank in January and successfully completed the integration. Despite the normal seasonal decline experienced in the fourth quarter, Nantucket deposits were up slightly at the end of 2014 from $275 million on the acquisition date.

•
Loans grew 48% to $1.1 billion at December 31, 2014 from the end of 2013 as the Company continued to execute on its balance sheet diversification strategy through an expansion of the residential mortgage, commercial real estate and commercial business loan portfolios.

•
Continued to expand the geographic reach of the commercial lending business by hiring a new lending team to cover the South Shore and South Coast areas of Massachusetts (new loan production office was opened in Plymouth, Massachusetts in January 2015).

•	Over the past few years the company has expanded its residential mortgage capabilities and in 2014 originations totaled $235 million, representing increases of 34% from 2013.

•
Maintained strong asset quality with net chargeoffs for the year equal to 0.01% of average loans. The reserve/loans ratio was 1.13% and the reserve/non-performing assets ratio was 274 % at December 31, 2014.

•
Reduced the overall cost of funds to 0.59% for the year ended December 31, 2014 from 0.82% for the year ended December 31, 2013. This helped net interest margin improve to 2.78% for the year ended December 31, 2014 from 2.21% in the prior year.

•	In July, redeemed the $18.7 million of Series A Preferred Stock issued to the U.S. Treasury under the Small Business Lending Fund (SBLF) preferred stock program.

•	Continued the expansion of the Company's brand by obtaining the naming rights to the Blue Hills Bank Pavilion concert venue in the Seaport District of Boston.

•	Opened a new branch office in Milton, Massachusetts in October. Deposits at the branch rose to $15 million at December 31, 2014.

•
During the course of 2014, donations in excess of $1 million were made to various non-profits reflecting the Company's active involvement in the communities it serves. The bulk of the donations were made through the Blue Hills Bank foundations which support nonprofits in the fields of education and the arts, health and human services, affordable housing and community services.

•	The Company's stock was added to the Russell 2000 Index at the end of September and to the ABA NASDAQ Community Bank Index at the beginning of December.

Commenting on the Company's progress during 2014, William Parent, President and Chief Executive Officer of Blue Hills Bancorp, said, "In the years to come, we will all look back at 2014 as the most important and transformative year in the history of the Company. Our stock offering, which was completed in July and drew strong demand from depositors and employees, provides us with the capital needed to execute on our plan of becoming a diversified full service community bank."

Mr. Parent continued, "We enter 2015 with strong momentum in all of our business lines and are excited by the growth opportunities that lie ahead of us. As we embark on the next phase of our transformation, we remain committed to making the Blue Hills brand one that is synonymous with excellence in community banking and an institution of which our customers, employees, shareholders, communities, and all major stakeholders can be proud."

BALANCE SHEET
Total assets at December 31, 2014 and September 30, 2014 were $1.7 billion. Loans increased $20 million, or 2%, driven by higher levels of commercial real estate and commercial business loans. Originations continued to be strong in the fourth quarter and this drove the growth from the end of September. The growth rate, however, was lower than seen in prior quarters as the loan portfolio is gradually becoming more seasoned, which resulted in a higher level of loan paydowns in the fourth quarter than had been seen previously. In addition, $15 million of mortgage loans are included in loans held for sale at the end of the year.

Compared to December 31, 2013, total assets increased $414 million, or 32%. Loans accounted for $372 million of the growth in total assets reflecting a combination of originations, purchases and participations as the Company continued to execute on its strategy to diversify its balance sheet, particularly through an expansion of the residential mortgage, commercial real estate and commercial business loan portfolios. The January 2014 Nantucket Bank acquisition added approximately $100 million of primarily commercial real estate and home equity loans. By category, nearly two-thirds of the growth in loans since the end of 2013 came from the residential mortgage and commercial real estate categories.

During the final three months of 2014, total deposits increased $60 million, or 5%, to $1.2 billion at December 31, 2014. This was helped by promotional programs conducted during the fourth quarter that attracted new deposits to the Company and also resulted in some movement in deposits into the money market category from regular savings. The opening of a new branch in Milton, Massachusetts in October also contributed to the increase in deposits at the end of 2014 while normal seasonality in Nantucket resulted in a fourth quarter decline in deposits of $25 million. The growth in deposits during the fourth quarter enabled the Company to reduce short-term borrowings by $35 million compared to September 30, 2014.

Compared with December 31, 2013, deposits increased $297 million, or 33%.  The increase was primarily due to deposits assumed in the Nantucket Bank acquisition, which totaled $275 million as of the acquisition date in January 2014 and have grown slightly since then. Approximately 10% of the deposits assumed in the Nantucket Bank acquisition were certificates of deposit and the remainder was demand, savings and money market deposits.  In addition, the growth in deposits from a year ago reflects a higher level of commercial deposits due to the Company’s increased emphasis on leveraging commercial lending relationships, including those in Nantucket. The increase in deposits from the factors discussed above was partially offset by a decline in brokered CDs and the run-off of higher-yielding consumer deposits, which helped the Company lower the yield on interest bearing deposits to 0.56% in 2014 compared to 0.81% in 2013.

Stockholders’ equity was $412 million at December 31, 2014 compared to $410 million at September 30, 2014 and $172 million at December 31, 2013. The increase from the end of 2013 reflects the Company's mutual to stock conversion that was completed in July 2014. Proceeds from the stock offering were used to fund asset growth and to pay down debt and, as a result, short-term borrowings declined to $40 million at December 31, 2014 from $170 million at December 31, 2013. As part of the conversion, the Company also (1) redeemed $18.7 million of preferred stock that had been issued to the U. S. Treasury as part of the Small Business Lending Fund Program and (2) established an employee stock ownership plan ("ESOP") which acquired 8% of the shares issued in the conversion. The $22.0 million related to the ESOP is shown as a reduction to stockholders' equity on the balance sheet. The tangible common equity to tangible assets ratio increased to 23.22% at December 31, 2014 from 11.63% at December 31, 2013 as a result of the additional capital received from the mutual to stock conversion.

NET INTEREST INCOME
Net interest and dividend income was $12.6 million in the fourth quarter of 2014, up 10% from $11.4 million in the third quarter of 2014. Net interest margin improved to 3.07% in the fourth quarter of 2014 from 2.81% in the third quarter of 2014. The improvement in net interest income and margin from the third quarter was mainly driven by an $833,000 increase in dividend income reflecting a higher level of dividends received on mutual fund investments, partially offset by a higher cost of funds reflecting the impact of promotional deposit programs. The growth in net interest income from the third quarter was also helped by a $63 million, or 6%, increase in average loans. Net interest income and margin in both quarters were impacted by purchase accounting accretion related to the January 2014 Nantucket Bank acquisition. Accretion in the fourth quarter contributed $186,000 to net interest income compared to $179,000 in the third quarter and added between 4 and 5 basis points to net interest margin in each quarter. The $3.6 million remaining balance of accretable yield at December 31, 2014 is expected to be recorded to net interest income in future quarters. Loan yield was little changed from the third quarter, down 2 basis points to 3.53% in the fourth quarter.

Compared to the fourth quarter of 2013, net interest and dividend income increased $4.5 million, or 55%, while net interest margin improved 40 basis points. The improvement in both net interest income and margin reflects:

•	A $771,000 increase in dividend income due to a higher level of dividends received on mutual fund investments.

•
A significant increase in noninterest bearing funds as average equity increased $238 million due to the Company's mutual to stock conversion and average noninterest bearing deposits which more than tripled to $122 million.

•	A 4 basis point decline in the cost of interest bearing liabilities to 0.65% in the fourth quarter of 2014.

•
Purchase accounting accretion related to the January 2014 Nantucket Bank acquisition which contributed $186,000 to net interest income and between 4 and 5 basis points to net interest margin in the fourth quarter of 2014.

Net interest income was also helped by a $428 million, or 59%, increase in average loans driven by higher levels of loans in all categories, with the biggest growth seen in the residential mortgages and commercial real estate portfolios.

NONINTEREST INCOME

Noninterest income, excluding a $182,000 bank-owned life insurance death benefit recognized in the fourth quarter of 2014 and a $1.3 million pension curtailment gain recognized in the third quarter of 2014, was $2.1 million in each of the final two quarters of 2014. By category, higher levels of securities gains (net of impairment losses) and other income were mostly offset by a decline in loan level derivative income from fewer conversions of commercial loans from floating to fixed rate, lower interchange and ATM fees, and a lower gain from bulk sales of jumbo residential mortgages.

Compared to the fourth quarter of 2013, noninterest income, excluding a $182,000 bank-owned life insurance death benefit recognized in the fourth quarter of 2014, increased $1.4 million, or 178%. The fourth quarter of 2014 included securities gains (net of impairment losses) of $434,000 versus losses of $633,000 in the fourth quarter of 2013. The fourth quarter of 2014 also included a $200,000 gain from the bulk sale of jumbo residential mortgages. In addition, deposit fees increased $178,000 or 109% and interchange and ATM fees grew $142,000, or 68%, primarily driven by the Nantucket Bank acquisition, debit card activity and changes to the fee structure. These improvements were partially offset by a $350,000 or 69% decline in loan level derivative income from fewer conversions of commercial loans from floating to fixed rate.

NONINTEREST EXPENSE
Noninterest expense was $10.7 million in the fourth quarter of 2014 compared to $17.7 million in the third quarter of 2014. The third quarter included a $7.0 million expense related to the Company's funding of a new charitable foundation that was set up when the mutual-to-stock conversion was completed on July 21, 2014, $51,000 of costs associated with the Company’s mutual-to-stock conversion and $2,000 of one-time costs associated with the Nantucket Bank acquisition. Excluding those three items, noninterest expense increased $47,000, or less than 1%, from the third quarter.

Noninterest expense in the fourth quarter of 2013 was $9.0 million and included a $1.7 million charge related to the restructuring of incentive and benefit plans, $350,000 of one-time costs related to the January 2014 Nantucket Bank acquisition, and $184,000 related to the Company's mutual to stock conversion. Excluding these items, noninterest expense increased $4.0 million, or 59%, when comparing the fourth quarter of 2014 to the fourth quarter of 2013. The noninterest expense comparison with the prior year quarter was heavily impacted by ongoing expenses related to Nantucket Bank, which was acquired in January 2014. This caused noninterest expense to increase $1.8 million taking into account 2014 operating expenses and core deposit intangible amortization. In addition, operating expenses were boosted in 2014 by higher costs associated with becoming a diversified community bank, including new hires, infrastructure spending to meet the needs associated with the current business plan, an increase in advertising, the opening of the Milton branch in October and the establishment of the Plymouth loan production office. In addition, the fourth quarter of 2014 included employee stock ownership plan expenses of approximately $500,000. On a full time equivalent basis, total employees were 202 at December 31, 2014 compared to 147 at December 31, 2013.

ASSET QUALITY
The provision for loan losses was $270,000 in the fourth quarter of 2014 compared to $1.4 million in the third quarter of 2014 and $1.0 million in the fourth quarter of 2013. The provisions in all quarters reflect management’s assessment of the risks inherent in the loan portfolio and the lower level of provision in the fourth quarter of 2014 compared to prior periods is mainly due to (1) a decline in net loan growth and (2) the release of reserves related to a classified loan that was fully paid off.

The allowance for loan losses as a percentage of total loans was 1.13% at both December 31, 2014 and September 30, 2014 compared to 1.25% at December 31, 2013. The decline in the allowance coverage ratio from a year ago is due, in part, to placing the loans obtained in the Nantucket Bank acquisition on the balance sheet at estimated fair value. As a result, there was no associated allowance for loan losses established on the Nantucket Bank loans which resulted in an overall lower allowance coverage ratio for the Company.

The Company had net loan chargeoffs of $19,000 in the fourth quarter of 2014 compared to $9,000 in the third quarter of 2014 and $22,000 in the fourth quarter of 2013.

Nonperforming assets were $4.7 million at December 31, 2014 compared to $4.6 million at September 30, 2014 and $2.0 million at December 31, 2013. Nonperforming assets as a percentage of total assets were 0.27% at December 31, 2014 and September 30, 2014 and 0.23% at December 31, 2013.

ABOUT BLUE HILLS BANCORP
Blue Hills Bancorp, Inc., with corporate headquarters in Norwood MA, had assets of $1.7 billion at December 31, 2014 and operates 10 branch offices in Brookline, Dedham, Hyde Park, Milton, Nantucket, Norwood and West Roxbury, Massachusetts. Blue Hills Bank is a full service, community bank with its main office in Hyde Park, MA. The three branches in Nantucket, Massachusetts operate under the name, Nantucket Bank, a division of Blue Hills Bank. The Bank provides consumer and commercial deposit and loan products to Eastern Massachusetts through a growing branch network and eCommerce channels. The Bank offers commercial and industrial and commercial real estate loans in addition to cash management services and commercial deposit accounts. The Bank also serves consumers through a full suite of consumer banking products including checking accounts, mortgage loans, equity lines of credit and traditional savings and certificate of deposit accounts. The Bank has invested substantially in online technology including online account opening and funding, online mortgage applications, online banking, mobile banking, bill pay and mobile deposits. Previously known as Hyde Park Savings Bank, Blue Hills Bank has been serving area residents for over 140 years. For more information about Blue Hills Bank, visit the Blue Hills web site at www.bluehillsbank.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: our ability to implement successfully our new business strategy, which includes significant asset and liability growth; changes that could adversely affect the business in which the Company and the Bank are engaged; prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. For additional information on some of the risks and important factors that could affect the Company’s future results and financial condition, see “Risk Factors” in the Company’s prospectus dated May 14, 2014, as filed with the Securities and Exchange Commission on May 23, 2014. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Media and Investor Contact:
William Parent, 617-360-6520

Blue Hills Bancorp, Inc.
Consolidated Balance Sheets
(Dollars in thousands)				% Change
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014 vs. September 30, 2014	December 31, 2014 vs. December 31, 2013
Assets
Cash and due from banks	$15,345	$14,632	$8,151	4.9%	88.3%
Short term investments	44,801	39,229	32,165	14.2	39.3
Total cash and cash equivalents	60,146	53,861	40,316	11.7	49.2
Trading assets	—	—	750	—	(100.0)
Securities available for sale, at fair value	416,447	417,164	441,306	(0.2)	(5.6)
Federal Home Loan Bank stock, at cost	11,702	11,702	10,766	—	8.7
Loans held for sale	14,591	2,465	765	491.9	1,807.3
Loans	1,145,887	1,125,496	774,253	1.8	48.0
Allowance for loan losses	(12,973)	(12,721)	(9,671)	2.0	34.1
Loans, net of allowance for loan losses	1,132,914	1,112,775	764,582	1.8	48.2
Premises and equipment, net	18,788	18,616	7,478	0.9	151.2
Accrued interest receivable	4,433	4,367	4,290	1.5	3.3
Goodwill	9,160	9,160	—	—	100.0
Core deposit intangible	4,232	4,694	—	(9.8)	100.0
Net deferred tax asset	6,233	4,456	2,831	39.9	120.2
Bank-owned life insurance	30,595	30,576	29,831	0.1	2.6
Other assets	18,907	16,775	11,372	12.7	66.3
Total assets	$1,728,148	$1,686,611	$1,314,287	2.5%	31.5%
Liabilities and Stockholders' Equity
NOW and demand	$245,117	$252,439	$118,648	(2.9)%	106.6%
Regular savings	303,834	318,557	332,518	(4.6)	(8.6)
Money market	280,139	233,392	75,716	20.0	270.0
Certificates of deposit	301,755	289,384	296,718	4.3	1.7
Brokered money market	23,166	—	—	100.0	100.0
Brokered certificates of deposit	58,705	58,705	91,623	—	(35.9)
Total deposits	1,212,716	1,152,477	915,223	5.2	32.5
Short-term borrowings	40,000	75,000	170,000	(46.7)	(76.5)
Long-term debt	35,000	35,000	45,000	—	(22.2)
Other liabilities	28,826	14,068	12,530	104.9	130.1
Total liabilities	1,316,542	1,276,545	1,142,753	3.1	15.2
Preferred stock	—	—	18,724	—	(100.0)
Common stock	285	285	—	—	100.0
Additional paid-in capital	281,035	280,926	—	—	100.0
Unearned compensation- ESOP	(22,014)	(22,393)	—	(1.7)	100.0
Retained earnings	149,723	146,979	150,345	1.9	(0.4)
Accumulated other comprehensive income	2,577	4,269	2,465	(39.6)	4.5
Total stockholders' equity	411,606	410,066	171,534	0.4%	140.0%
Total liabilities and stockholders' equity	$1,728,148	$1,686,611	$1,314,287	2.5%	31.5%

Blue Hills Bancorp, Inc.
Consolidated Balance Sheet Trend
(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Assets
Cash and due from banks	$15,345	$14,632	$15,308	$17,811	$8,151
Short term investments	44,801	39,229	281,618	29,402	32,165
Total cash and cash equivalents	60,146	53,861	296,926	47,213	40,316
Trading assets	—	—	—	—	750
Securities available for sale, at fair value	416,447	417,164	417,581	444,959	441,306
Federal Home Loan Bank stock, at cost	11,702	11,702	11,702	11,246	10,766
Loans held for sale	14,591	2,465	22,398	874	765
Loans	1,145,887	1,125,496	1,001,645	923,769	774,253
Allowance for loan losses	(12,973)	(12,721)	(11,292)	(10,346)	(9,671)
Loans, net of allowance for loan losses	1,132,914	1,112,775	990,353	913,423	764,582
Premises and equipment, net	18,788	18,616	18,209	18,281	7,478
Accrued interest receivable	4,433	4,367	4,127	3,906	4,290
Goodwill	9,160	9,160	9,182	9,182	—
Core deposit intangible	4,232	4,694	5,179	5,688	—
Net deferred tax asset	6,233	4,456	1,020	1,859	2,831
Bank-owned life insurance	30,595	30,576	30,326	30,080	29,831
Other assets	18,907	16,775	16,102	12,816	11,372
Total assets	$1,728,148	$1,686,611	$1,823,105	$1,499,527	$1,314,287
Liabilities and Stockholders' Equity
NOW and demand	$245,117	$252,439	$237,586	$242,544	$118,648
Regular savings	303,834	318,557	343,697	351,040	332,518
Money market	280,139	233,392	195,264	195,713	75,716
Certificates of deposit	301,755	289,384	293,516	306,759	296,718
Brokered money market	23,166	—	—	—	—
Brokered certificates of deposit	58,705	58,705	81,205	20,705	91,623
Total deposits	1,212,716	1,152,477	1,151,268	1,116,761	915,223
Stock subscriptions	—	—	283,958	—	—
Short-term borrowings	40,000	75,000	160,000	150,000	170,000
Long-term debt	35,000	35,000	35,000	45,000	45,000
Other liabilities	28,826	14,068	16,724	14,601	12,530
Total liabilities	1,316,542	1,276,545	1,646,950	1,326,362	1,142,753
Preferred stock	—	—	18,724	18,724	18,724
Common stock	285	285	—	—	—
Additional paid-in capital	281,035	280,926	—	—	—
Unearned compensation- ESOP	(22,014)	(22,393)	—	—	—
Retained earnings	149,723	146,979	149,959	149,742	150,345
Accumulated other comprehensive income	2,577	4,269	7,472	4,699	2,465
Total stockholders' equity	411,606	410,066	176,155	173,165	171,534
Total liabilities and stockholders' equity	$1,728,148	$1,686,611	$1,823,105	$1,499,527	$1,314,287

Blue Hills Bancorp, Inc.
Consolidated Statements of Operations - Quarters
(Dollars in thousands, except share data)	Quarters Ended			% Change
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014 vs. September 30, 2014	December 31, 2014 vs. December 31, 2013
Interest and fees on loans	$10,207	$9,725	$6,453	5.0%	58.2%
Interest on securities	2,027	1,892	1,994	7.1%	1.7%
Dividends	2,221	1,388	1,450	60.0%	53.2%
Other	30	65	10	(53.8)%	200.0%
Total interest and dividend income	14,485	13,070	9,907	10.8%	46.2%
Interest on deposits	1,675	1,376	1,490	21.7%	12.4%
Interest on borrowings	243	275	305	(11.6)%	(20.3)%
Total interest expense	1,918	1,651	1,795	16.2%	6.9%
Net interest and dividend income	12,567	11,419	8,112	10.1%	54.9%
Provision for loan losses	270	1,438	1,001	(81.2)%	(73.0)%
Net interest and dividend income, after provision for loan losses	12,297	9,981	7,111	23.2%	72.9%
Deposit account fees	342	337	164	1.5%	108.5%
Interchange and ATM fees	351	390	209	(10.0)%	67.9%
Mortgage banking	100	101	86	(1.0)%	16.3%
Gain on sale of jumbo residential mortgage portfolio loans	200	240	—	(16.7)%	100.0%
Loan level derivative income	157	296	507	(47.0)%	(69.0)%
Realized securities gains and impairment losses, net	434	349	(633)	24.4%	168.6%
Loss on trading assets, net	—	—	(55)	—%	(100.0)%
Bank-owned life insurance income	261	250	260	4.4%	0.4%
Bank-owned life insurance death benefit gains	182	—	—	100.0%	100.0%
Pension curtailment gain	—	1,304	—	(100.0)%	—%
Miscellaneous	267	107	223	149.5%	19.7%
Total noninterest income	2,294	3,374	761	(32.0)%	201.4%
Salaries and employee benefits	5,543	5,424	5,159	2.2%	7.4%
Occupancy and equipment	1,256	1,150	1,110	9.2%	13.2%
Data processing	878	805	646	9.1%	35.9%
Professional fees	575	694	700	(17.1)%	(17.9)%
Advertising	653	815	269	(19.9)%	142.8%
FDIC deposit insurance	532	360	95	47.8%	460.0%
Directors' fees	30	150	312	(80.0)%	(90.4)%
Amortization of core deposit intangible	461	485	—	(4.9)%	100.0%
Charitable Foundation contribution	—	7,000	—	(100.0)%	—%
Other general and administrative	814	865	664	(5.9)%	22.6%
Total noninterest expense	10,742	17,748	8,955	(39.5)%	20.0%
Income (loss) before income taxes	3,849	(4,393)	(1,083)	187.6%	455.4%
Provision (benefit) for income taxes	1,104	(1,435)	(468)	176.9%	335.9%
Net income (loss)	$2,745	$(2,958)	$(615)	192.8%	546.3%

Earnings per common share:
Basic	$0.10	n/a	n/a	n/a	n/a
Diluted	$0.10	n/a	n/a	n/a	n/a
Weighted average shares outstanding:
Basic	26,243,957	n/a	n/a	n/a	n/a
Diluted	26,243,957	n/a	n/a	n/a	n/a

Blue Hills Bancorp, Inc.
Consolidated Statements of Operations - Year to Date
(Dollars in thousands)	Year to Date
	December 31, 2014	December 31, 2013	% Change
Interest and fees on loans	$37,382	$21,876	70.9%
Interest on securities	7,859	8,821	(10.9)%
Dividends	3,894	2,329	67.2%
Other	140	66	112.1%
Total interest and dividend income	49,275	33,092	48.9%
Interest on deposits	5,750	6,803	(15.5)%
Interest on borrowings	1,148	1,168	(1.7)%
Total interest expense	6,898	7,971	(13.5)%
Net interest and dividend income	42,377	25,121	68.7%
Provision for loan losses	3,381	4,094	(17.4)%
Net interest and dividend income, after provision for loan losses	38,996	21,027	85.5%
Deposit account fees	1,313	579	126.8%
Interchange and ATM fees	1,397	821	70.2%
Mortgage banking	344	754	(54.4)%
Gain on sale of jumbo residential mortgage portfolio loans	440	536	(17.9)%
Loan level derivative income	660	1,392	(52.6)%
Realized securities gains and impairment losses, net	2,515	4,999	(49.7)%
Gains on trading assets, net	25	505	(95.0)%
Bank-owned life insurance income	1,006	1,023	(1.7)%
Bank-owned life insurance death benefit gains	182	1,872	(90.3)%
Pension curtailment gain	1,304	—	100.0%
Miscellaneous	421	530	(20.6)%
Total noninterest income	9,607	13,011	(26.2)%
Salaries and employee benefits	21,308	16,903	26.1%
Occupancy and equipment	5,305	3,996	32.8%
Data processing	2,989	1,934	54.6%
Professional fees	3,551	3,348	6.1%
Advertising	2,427	1,823	33.1%
FDIC deposit insurance	1,266	520	143.5%
Directors' fees	486	688	(29.4)%
Amortization of core deposit intangible	1,808	—	100.0%
Charitable Foundation contribution	7,000	—	100.0%
Other general and administrative	3,268	2,447	33.6%
Total noninterest expense	49,408	31,659	56.1%
Income (loss) before income taxes	(805)	2,379	(133.8)%
Provision (benefit) for income taxes	(622)	(284)	119.0%
Net income (loss)	$(183)	$2,663	(106.9)%

Blue Hills Bancorp Inc.
Consolidated Statements of Operations - Trend
	Quarters Ended
(Dollars in thousands, except share data)	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Interest and fees on loans	$10,207	$9,725	$9,399	$8,051	$6,453
Interest on securities	2,027	1,892	2,003	1,937	1,994
Dividends	2,221	1,388	119	166	1,450
Other	30	65	30	15	10
Total interest and dividend income	14,485	13,070	11,551	10,169	9,907
Interest on deposits	1,675	1,376	1,348	1,351	1,490
Interest on borrowings	243	275	326	304	305
Total interest expense	1,918	1,651	1,674	1,655	1,795
Net interest and dividend income	12,567	11,419	9,877	8,514	8,112
Provision for loan losses	270	1,438	959	714	1,001
Net interest and dividend income, after provision for loan losses	12,297	9,981	8,918	7,800	7,111
Deposit account fees	342	337	343	291	164
Interchange and ATM fees	351	390	371	285	209
Mortgage banking	100	101	75	68	86
Gain on sale of jumbo residential mortgage portfolio loans	200	240	—	—	—
Loan level derivative income	157	296	57	150	507
Realized securities gains and impairment losses, net	434	349	1,191	541	(633)
Gains (losses) on trading assets, net	—	—	—	25	(55)
Bank-owned life insurance income	261	250	246	249	260
Bank-owned life insurance death benefit gains	182	—	—	—	—
Pension curtailment gain	—	1,304	—	—	—
Miscellaneous	267	107	27	20	223
Total noninterest income	2,294	3,374	2,310	1,629	761
Salaries and employee benefits	5,543	5,424	5,212	5,129	5,159
Occupancy and equipment	1,256	1,150	1,298	1,601	1,110
Data processing	878	805	701	605	646
Professional fees	575	694	1,123	1,159	700
Advertising	653	815	658	301	269
FDIC deposit insurance	532	360	196	178	95
Directors' fees	30	150	156	150	312
Amortization of core deposit intangible	461	485	509	353	—
Charitable Foundation contribution	—	7,000	—	—	—
Other general and administrative	814	865	809	780	664
Total noninterest expense	10,742	17,748	10,662	10,256	8,955
Income (loss) before income taxes	3,849	(4,393)	566	(827)	(1,083)
Provision (benefit) for income taxes	1,104	(1,435)	137	(428)	(468)
Net income (loss)	$2,745	$(2,958)	$429	$(399)	$(615)

Earnings per common share:
Basic	$0.10	n/a	n/a	n/a	n/a
Diluted	$0.10	n/a	n/a	n/a	n/a
Weighted average shares outstanding:
Basic	26,243,957	n/a	n/a	n/a	n/a
Diluted	26,243,957	n/a	n/a	n/a	n/a

Blue Hills Bancorp Inc.
Average Balances/Yields
(Dollars in thousands)	Quarters Ended
	December 31, 2014			September 30, 2014			December 31, 2013
	Average balance	Interest	Yield/Cost	Average balance	Interest	Yield/Cost	Average balance	Interest	Yield/Cost
Interest-earning assets
Total loans	$1,148,744	$10,207	3.53%	$1,085,951	$9,725	3.55%	$720,615	$6,453	3.55%
Securities	416,867	4,205	4.00	414,864	3,237	3.10	445,584	3,436	3.06
Other interest earning assets and FHLB stock	59,028	73	0.49	113,163	108	0.38	38,191	18	0.19
Total interest-earning assets	1,624,639	14,485	3.54%	1,613,978	13,070	3.21%	1,204,390	9,907	3.26%
Non-interest-earning assets	92,241			91,717			49,358
Total assets	$1,716,880			$1,705,695			$1,253,748

Interest-bearing liabilities
NOW	$136,210	$31	0.09%	$124,846	$19	0.06%	$74,777	$15	0.08%
Regular savings	310,591	342	0.44	336,151	360	0.42	337,315	450	0.53
Money market	279,622	469	0.67	197,500	270	0.54	79,398	96	0.49
Certificates of deposit	356,255	833	0.93	346,807	727	0.83	385,674	929	0.96
Total interest-bearing deposits	1,082,678	1,675	0.61	1,005,304	1,376	0.54%	877,164	1,490	0.67
Borrowings	83,054	243	1.16	145,848	275	0.75	153,728	305	0.79
Total interest-bearing liabilities	1,165,732	1,918	0.65%	1,151,152	1,651	0.57%	1,030,892	1,795	0.69%
Non-interest-bearing deposits	122,263			117,393			36,980
Other non-interest-bearing liabilities	16,876			78,377			12,162
Total liabilities	1,304,871			1,346,922			1,080,034
Stockholders' Equity	412,009			358,773			173,714
Total liabilities and stockholders' equity	$1,716,880			$1,705,695			$1,253,748

Net interest and dividend income		$12,567			$11,419			$8,112
Net interest rate spread			2.89%			2.64%			2.57%
Net interest margin			3.07%			2.81%			2.67%
Total deposit cost			0.55%			0.49%			0.65%
No tax equivalent yield adjustments have been made as the effect of such adjustments would not be material.

Blue Hills Bancorp Inc.
Average Balances/Yields
(Dollars in thousands)	Year to Date
	December 31, 2014			December 31,2013
	Average balance	Interest	Yield/ Cost	Average balance	Interest	Yield/ Cost
Interest-earning assets
Total loans	$1,022,128	$37,382	3.66%	$591,990	$21,876	3.70%
Securities	424,190	11,589	2.73	500,499	11,114	2.22
Other interest earning assets and FHLB stock	78,260	304	0.39	45,828	102	0.22
Total interest-earning assets	1,524,578	49,275	3.23	1,138,317	33,092	2.91
Non-interest-earning assets	87,137			55,958
Total assets	$1,611,715			$1,194,275

Interest-bearing liabilities
NOW	$124,372	$103	0.08%	$66,580	$68	0.10%
Regular savings	335,631	1,372	0.41	344,783	2,420	0.70
Money market	210,110	1,199	0.57	81,225	531	0.65
Certificates of deposit	354,529	3,076	0.87	350,861	3,784	1.08
Total interest-bearing deposits	1,024,642	5,750	0.56	843,449	6,803	0.81
Borrowings	149,841	1,148	0.77	127,501	1,168	0.92
Total interest-bearing liabilities	1,174,483	6,898	0.59	970,950	7,971	0.82
Non-interest-bearing deposits	112,260			29,716
Other non-interest-bearing liabilities	44,354			18,279
Total liabilities	1,331,097			1,018,945
Stockholders' equity	280,618			175,330
Total liabilities and stockholders' equity	$1,611,715			$1,194,275

Net interest and dividend income		$42,377			$25,121
Net interest rate spread			2.64%			2.09%
Net interest margin			2.78%			2.21%
Total deposit cost			0.51%			0.78%
No tax equivalent yield adjustments have been made as the effect of such adjustments would not be material.

Blue Hills Bancorp, Inc.
Average Balances - Trend
	Quarters ended
(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Interest-earning assets
Total loans	$1,148,744	$1,085,951	$969,417	$880,754	$720,615
Securities	416,867	414,864	422,335	443,084	445,584
Other interest earning assets and FHLB stock	59,028	113,163	94,149	46,176	38,191
Total interest-earning assets	1,624,639	1,613,978	1,485,901	1,370,014	1,204,390
Non-interest-earning assets	92,241	91,717	90,026	71,684	49,358
Total assets	$1,716,880	$1,705,695	$1,575,927	$1,441,698	$1,253,748

Interest-bearing liabilities
NOW	$136,210	$124,846	$121,263	$114,927	$74,777
Regular savings	310,591	336,151	345,837	350,377	337,315
Money market	279,622	197,500	191,972	170,283	79,398
Certificates of deposit	356,255	346,807	359,668	355,463	385,674
Total interest-bearing deposits	1,082,678	1,005,304	1,018,740	991,050	877,164
Borrowings	83,054	145,848	206,077	165,333	153,728
Total interest-bearing liabilities	1,165,732	1,151,152	1,224,817	1,156,383	1,030,892
Non-interest-bearing deposits	122,263	117,393	112,849	96,193	36,980
Other non-interest-bearing liabilities	16,876	78,377	63,496	15,682	12,162
Total liabilities	1,304,871	1,346,922	1,401,162	1,268,258	1,080,034
Stockholders' Equity	412,009	358,773	174,765	173,440	173,714
Total liabilities and stockholders' equity	$1,716,880	$1,705,695	$1,575,927	$1,441,698	$1,253,748

Blue Hills Bancorp, Inc.
Yield Trend
	Quarters Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Interest-earning assets
Total loans	3.53%	3.55%	3.89%	3.71%	3.55%
Securities	4.00%	3.10%	1.98%	1.89%	3.06%
Other interest earning assets and FHLB stock	0.49%	0.38%	0.30%	0.46%	0.19%
Total interest-earning assets	3.54%	3.21%	3.12%	3.01%	3.26%

Interest-bearing liabilities
NOW	0.09%	0.06%	0.06%	0.07%	0.08%
Regular savings	0.44%	0.42%	0.38%	0.41%	0.53%
Money market	0.67%	0.54%	0.52%	0.50%	0.49%
Certificates of deposit	0.93%	0.83%	0.84%	0.88%	0.96%
Total interest-bearing deposits	0.61%	0.54%	0.53%	0.55%	0.67%
Borrowings	1.16%	0.75%	0.63%	0.75%	0.79%
Total interest-bearing liabilities	0.65%	0.57%	0.55%	0.58%	0.69%

Net interest rate spread	2.89%	2.64%	2.57%	2.43%	2.57%
Net interest margin	3.07%	2.81%	2.67%	2.52%	2.67%
Total deposit cost	0.55%	0.49%	0.48%	0.50%	0.65%

No tax equivalent yield adjustments have been made as the effect of such adjustments would not be material.

Blue Hills Bancorp Inc.
Reconciliation of GAAP to Non-GAAP Net Income (Loss)
	Quarters Ended
(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013

Net income (loss)-GAAP basis	$2,745	$(2,958)	$429	$(399)	$(615)
Noninterest income adjustments:
Less gain on bank-owned life insurance death benefits	(182)	—	—	—	—
Less pension curtailment gain	—	(1,304)	—	—	—
Noninterest expense adjustments:
Add Nantucket Bank acquisition expenses	—	2	173	775	350
Add expenses related to mutual to stock conversion	—	51	330	488	184
Add expenses related to restructuring incentive and benefit plans	—	—	—	—	1,677
Add Charitable Foundation contribution	—	7,000	—	—	—
Income tax effects	—	(1,955)	(171)	(429)	(752)
Net income-Non-GAAP basis	$2,563	$836	$761	$435	$844

Blue Hills Bancorp Inc.
Reconciliation of GAAP to Non-GAAP Net Income (Loss)
	Year to Date
	December 31, 2014	December 31, 2013

Net income (loss)-GAAP basis	$(183)	$2,663
Noninterest income adjustments:
Less gain on bank-owned life insurance death benefits	(182)	(1,872)
Less pension curtailment gain	(1,304)	—
Noninterest expense adjustments:
Add Nantucket Bank acquisition expenses	950	583
Add expenses related to mutual to stock conversion	869	184
Add expenses related to restructuring incentive and benefit plans	—	1,677
Add Charitable Foundation contribution	7,000	—
Income tax effects	(2,555)	(831)
Net income Non-GAAP basis	$4,595	$2,404

The Company’s management believes that the presentation of net income on a non-GAAP basis excluding nonrecurring items provides useful information for evaluating the Company’s operating results and any related trends that may be affecting the Company’s business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP.

Blue Hills Bancorp, Inc.
Selected Financial Highlights
	Quarters Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Performance Ratios (annualized)
Basic and diluted EPS
GAAP	$0.10	n/a	n/a	n/a	n/a
Non-GAAP(1)	$0.10	n/a	n/a	n/a	n/a
Return (loss) on average assets (ROAA):
GAAP	0.63%	(0.69)%	0.11%	(0.11)%	(0.19)%
Non-GAAP(1)	0.59%	0.19%	0.19%	0.12%	0.27%
Return (loss) on average equity (ROAE):
GAAP	2.64%	(3.27)%	0.98%	(0.93)%	(1.40)%
Non-GAAP(1)	2.47%	0.92%	1.75%	1.02%	1.93%
Return (loss) on average tangible common equity (ROATCE):
GAAP	2.73%	(3.53)%	1.21%	(1.12)%	(1.57)%
Non-GAAP(1)	2.55%	1.00%	2.14%	1.22%	2.16%
Efficiency Ratio:
GAAP	72%	120%	87%	101%	101%
Non-GAAP(1)	73%	79%	83%	89%	76%

	Year to Date
	December 31, 2014	December 31, 2013
Performance Ratios
Return (loss) on average assets (ROAA):
GAAP	(0.01)%	0.22%
Non-GAAP(1)	0.29%	0.20%
Return (loss) on average equity (ROAE):
GAAP	(0.07)%	1.52%
Non-GAAP(1)	1.64%	1.37%
Return (loss) on average tangible common equity (ROATCE):
GAAP	(0.07)%	1.70%
Non-GAAP(1)	1.78%	1.54%
Efficiency Ratio:
GAAP	95%	83%
Non-GAAP(1)	80%	81%

(1) See page 15 for a reconciliation of Non-GAAP financial measures

Blue Hills Bancorp, Inc.
Selected Financial Highlights
(Dollars in thousands, except share data)	At or for the Quarters Ended			At or for the Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013
Asset Quality
Nonperforming Assets	$4,736	$4,566	$2,021	$4,736	$2,021
Nonperforming Assets/Total Assets	0.27%	0.27%	0.23%	0.27%	0.23%
Allowance for Loan Losses/Total Loans	1.13%	1.13%	1.25%	1.13%	1.25%
Net Chargeoffs (Recoveries)	$19	$9	$22	$80	$(27)
Annualized Chargeoffs Net (Recoveries)/Average Loans	0.01%	—%	0.01%	0.01%	—%
Allowance for Loan Losses/ Nonperforming Assets	274%	279%	479%	274%	479%

Capital/Other
Common shares outstanding	28,466,813	28,466,813	n/a	28,466,813	n/a
Book value per share	$14.46	$14.41	n/a	$14.46	n/a
Tangible book value per share	$13.99	$13.92	n/a	$13.99	n/a
Tangible Common Equity/Tangible Assets	23.22%	23.69%	11.63%	23.22%	11.63%
Full-time Equivalent Employees	202	198	147	202	147